UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 28, 2014

LEUCADIA NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-5721	13-2615557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 PARK AVENUE SOUTH, NEW YORK, NEW YORK	10010
(Address of principal executive offices)	(Zip Code)

(212) 460-1900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 28, 2014, Leucadia National Corporation, a New York corporation (the “Company”), and the Company’s subsidiaries, Baldwin Enterprises, Inc., LUK-REN, Inc., LUK-Myrtle Beach, LLC, Leucadia Financial Corporation, Leucadia LLC, Maine Isles, LLC, Glen Cove TND, LLC and Rockport Properties, LLC (collectively, the “Seller Subsidiaries”) entered into a Purchase Agreement dated February 28, 2014 (the “Agreement”) with HomeFed Corporation, a Delaware corporation ( “HomeFed”) to sell certain of the Company’s real estate subsidiaries, investments and $18.4 million in cash (subject to adjustment) to HomeFed in exchange for 7.5 million newly issued shares of HomeFed’s common stock, par value $0.01 (the “Purchaser Stock”) (the “Transaction”).   At December 31, 2013, the book value of Leucadia’s assets to be acquired by HomeFed including the cash is approximately $178.5 million.  The Company currently beneficially owns approximately 31.4% of the issued and outstanding shares of HomeFed’s common stock.  Upon consummation of the Transaction, the Company will beneficially own approximately 65% of the issued and outstanding shares of HomeFed’s common stock.  HomeFed is a publicly listed real estate development company whose stock is traded on the over-the-counter market under the symbol “HOFD.”

For a description of related party transactions between HomeFed and the Company, reference is made to the Form 10-K for the year ended December 31, 2013 of HomeFed and Notes 11 and 12 of the Notes to Consolidated Financial Statements contained therein.

The completion of the Transaction is subject to the satisfaction or waiver of customary closing conditions and receipt of certain third-party consents.  It is anticipated that the transaction will close during the first quarter 2014.

Simultaneously with consummation of the Transaction, the Company and HomeFed will enter into a stockholders agreement (the “Stockholders Agreement”), pursuant to which the Company will agree to vote any shares of Purchaser Stock beneficially owned by the Company (the “Subject Shares”) (i) in favor of an amendment to the certificate of incorporation or bylaws of HomeFed that requires the board of directors of HomeFed to include no fewer than two independent directors at all times, (ii) in favor of the election of independent directors nominated by the board of directors unless failure to do so would not result in HomeFed having fewer than two independent directors following such election, and (iii) against any proposal that would result in the board of directors having fewer than two independent directors at all times. The Company also has agreed that to the extent the Subject Shares exceeds 45% of the outstanding voting securities of HomeFed, the Company will only vote those of the Subject Shares equal to 82% of the difference between the outstanding Purchaser Stock, on the relevant record date, and the Subject Shares on any matter submitted to the stockholders for a vote and any excess Subject Shares (which by virtue of the foregoing will not be voted) will be deemed non-voting shares. The Stockholders Agreement also limits the Company’s ability to acquire additional shares of Purchaser Stock in extraordinary transactions unless approved by the board of HomeFed upon the recommendation of the HomeFed independent directors, and in certain circumstances, approved by a majority of the shares not held by the Company, has certain restrictions on the consideration to be received by the Company in a change of control of HomeFed and restricts the Company’s ability to transfer its Purchaser Stock (but such restriction will not apply to any transfer of shares of Purchaser Stock if the Company continues to own at least 45% of the outstanding shares of Purchaser Stock, any spin off to the Company’s shareholders of at least 90% of the Purchaser Stock held by the Company or to any transfer to an affiliate of the Company.)

The foregoing is a summary of the material terms of the Agreement and the Stockholders Agreement and is qualified in its entirety by reference to the Agreement and the Stockholders Agreement, which are filed as Exhibits 2.1 and 10.1, respectively, and are incorporated herein by reference in their entirety.  The Merger Agreement and the Stockholders Agreement have been attached to provide investors with information regarding their terms.  Such disclosure is not intended to provide any other factual information about the Company or HomeFed.  In particular, the representations and warranties contained in the Purchase Agreement were made only for the purposes of the Purchase Agreement as of specific dates and were qualified by disclosures between the parties and a contractual standard of materiality that is different from those generally applicable to stockholders, among other limitations.  The representations and warranties were made for the purposes of allocating contractual risk between the parties to the Purchase Agreement and should not be relied upon as a disclosure of factual information relating to the Company or HomeFed.

On February 28, 2014, the Company issued a press release announcing the execution of the Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

2.1
Purchase Agreement, dated as of February 28, 2014, by and among HomeFed Corporation, Leucadia National Corporation, Baldwin Enterprises, Inc., LUK-REN, Inc., LUK-Myrtle Beach, LLC, Leucadia Financial Corporation, Leucadia LLC, Maine Isles, LLC, Glen Cove TND, LLC and Rockport Properties, LLC.

10.1	Form of Stockholders Agreement, by and between HomeFed Corporation and Leucadia National Corporation.

99.1	Press Release dated February 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEUCADIA NATIONAL CORPORATION

Date: February 28, 2014	By:	/s/ Joseph A. Orlando
		Name:	Joseph A. Orlando
		Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1
Purchase Agreement, dated as of February 28, 2014, by and among HomeFed Corporation, Leucadia National Corporation, Baldwin Enterprises, Inc., LUK-REN, Inc., LUK-Myrtle Beach, LLC, Leucadia Financial Corporation, Leucadia LLC, Maine Isles, LLC, Glen Cove TND, LLC and Rockport Properties, LLC.

10.1	Form of Stockholders Agreement, by and between HomeFed Corporation and Leucadia National Corporation.

99.1	Press Release dated February 28, 2014.

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